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                                                                       Exhibit 5


                                    August 23, 2000


About.com, Inc.
220 East 42nd Street, 24th Floor
New York, New York 10017

            Re: About.com, Inc. - Registration Statement on Form S-8 for Offering of an Aggregate of 115,808
                  Shares of Common Stock

Ladies and Gentlemen:

            We have acted as counsel to About.com, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 115,808 shares of the Company's common stock (the "Shares") and related stock options authorized for issuance under the 1999 Stock Option Plan of WiseAds Interactive, Inc. (the "Plan").

            This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

            In our capacity as your counsel in connection with your preparation and filing of the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

            We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

            Subject to the foregoing, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Plan, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
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                                                                 August 23, 2000
                                                                          Page 2


            We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                                    Very truly yours,


                                    /s/ BROBECK, PHLEGER & HARRISON LLP
                                    ------------------------------------
                                    BROBECK, PHLEGER & HARRISON LLP